Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-752-1240

BPZ Energy Adds New COO and VP of Operations; Frederic Briens Named Chief of Strategy and Technology

Houston—August 2, 2010—BPZ Resources, Inc. (NYSE:BPZ) announced today the addition of Richard J. Spies as Chief Operating Officer and Cesar Ortega as Vice President of Operations.  Also, Frederic J.L. Briens has assumed the role of Chief of Strategy and Technology.

Mr. Spies brings 34 years of oil and gas experience beginning in 1975 with Amoco.  From 1975 to 1990 Mr. Spies held various technical, supervisory, and managerial positions including work in the Gulf of Mexico.  In 1990 he was promoted to Vice President of Amoco Argentina and elevated to the position of President of Amoco Argentina in 1992.  In 1997 he was appointed as Chief Executive Officer of Pan American Energy, an Amoco (and subsequently BP) joint venture, which during his tenure grew to become the second largest oil and gas producer in Argentina.  Pan American held business interests in upstream oil and gas, as well as power generation in Argentina and Bolivia.  He managed the growth of production in Argentina from 50,000 barrels of oil per day (Bopd) to over 100,000 Bopd; while simultaneously growing gas production from 200 million to over 800 million cubic feet of gas per day.  Most recently, Mr. Spies was President of BP Russia from 2005 until he retired from BP in 2009.  He will be based in Houston and will report to President and Chief Executive Officer, Manolo Zuñiga.

Mr. Ortega joined BPZ to lead the operations team in Peru bringing 25 years of oil and gas experience to the Company, including experience in large scale on and offshore oil and gas projects and most recently provided direction and oversight for development and implementation of competence assurance systems for offshore installation managers.  He began his career with Occidental Petroleum Corporation in 1985 as a production engineer including work in the Cano Limon field in Colombia.  He was responsible for two production facilities and the main pipeline pump station with plant capacity of 150,000 Bopd.  In 1996 he joined BP Colombia Inc. where, in roles with increasing responsibility, he helped manage the Cusiana and Cupiagua fields, two of Colombia’s largest oil and gas fields that in the late 1990s produced over 400,000 Bopd.  In 2005 he was promoted into BP Americas, Inc. where his responsibilities included expanded technical roles in other regions such as Trinidad and Tobago, Egypt, Indonesia, and the US Gulf of Mexico.  Mr. Ortega is based in Lima, Peru and reports to Chief Operating Officer, Richard Spies.

Mr. Briens, who previously served BPZ as Chief Operating Officer, will now take over as Chief of Strategy and Technology.  Under Mr. Briens’ tenure, the Company has grown proved oil reserves to 37.5 million barrels of oil at year end 2009 from project inception.  He led the effort which resulted in the oil discovery in the Corvina field and the ongoing redevelopment of the Albacora field.  Under his direction both Corvina and Albacora oil fields were rapidly placed into long-term testing.  Mr. Briens has over 20 years experience in international oil and gas projects and was a co-founder of BPZ & Associates, Inc., the consulting group that preceded BPZ Energy.  In his new role he will focus on the Company’s strategic growth and development.  Mr. Briens will be based in Houston and will report to Manolo Zuñiga, President and Chief Executive Officer.

Manolo Zuñiga, President and Chief Executive Officer commented “Richard’s experience in large scale projects for companies much larger than BPZ, coupled with Frederic’s knowledge of our fields, will prove to be a positive step in improving our operational efficiency.  Adding Richard and Cesar to the team demonstrates our commitment to bring top talent to the Company to enhance our technical team’s capabilities from the top down.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.